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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM N-8A
      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Fulcrum Separate Account of First Allmerica Financial Life Insurance
       Company

Address of Principal Business Office:
       440 Lincoln Street, Worcester, Massachusetts 01653

Telephone Number: (508) 855-1000

Name and Address of Agent for Service of Process:
       Abigail M. Armstrong
       Secretary and Counsel
       First Allmerica Financial Life Insurance Company
       440 Lincoln Street
       Worcester, MA 01653

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
            Yes   X            No
               -------           -------


                                 SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Worcester and the Commonwealth of Massachusetts on the 21st day of November, 1996.

                    Fulcrum Separate Account of First Allmerica Financial Life Insurance Company
                    (Registrant)

                     By:  /s/ Abigail M. Armstrong
                        -------------------------------------
                            Abigail M. Armstrong
                            Secretary and Counsel


Attest: /s/ Sheila B. St. Hilaire
       --------------------------------
           Sheila B. St. Hilaire
           Counsel